EXHIBIT 21.1

                          BENTLEY PHARMACEUTICALS, INC.
                              LIST OF SUBSIDIARIES



Pharma de Espana, Inc.

Laboratorios Belmac S.A.

Laboratorios Davur S.L.

Laboratorios Rimafar S.L.

Bentley Healthcare Corporation

Belmac Health Corporation

Belmac Hygiene, Inc.

Belmac Holdings, Inc.

Belmac A.I., Inc.

B.O.G. International Finance, Inc.

Belmac Jamaica, Ltd.




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